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Exhibit 4.9

Consulting Agreement with Magnum Worldwide Investments, Ltd.

Consulting Agreement

    This Agreement is made effective as of December 9, 1999, by and between View Systems, Inc., 9693 Gerwig Lane, Suite O, Columbia, Maryland 21046, and Magnum Worldwide Investments, Ltd., a Republic of Trinidad corporation, 16 Victoria Avenue, Port of Spain, Trinidad, West Indies.

    In this Agreement, the party who is contracting to receive services shall be referred to as "View", and the party who will be providing the services shall be referred to as "Magnum".

    Magnum has network engineering contacts that it can introduce to View for the purpose of View entering into valuable business relationships with these contacts and forming important strategic alliances that it can employ for the purpose of introducing its products and services to the Caribbean and South America.

    Magnum has purchased 100,000 shares of the common stock of View (the "Shares") from a third party. It desires to have these shares registered as part of View's next primary and/or secondary public offering of securities.

    Therefore, the parties agree as follows:

    1. DESCRIPTION OF SERVICES. Magnum has provided and will provide networking and brokering services to View whereby Magnum will introduce View to potential business partners in the Caribbean and South America and assist with the development of these relationships, toward the goal of increasing View's development in the South American and Caribbean markets

    2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Magnum shall be determined by Magnum. View will rely on Magnum to work as many hours as may be reasonably necessary to fulfill Magnum's obligations under this Agreement.

    3. PAYMENT. In consideration for Magnum performing these services, View agrees to register, at its expense, Magnum's Shares in the next primary and/or secondary registration of securities that View makes pursuant to the Securities Act of 1933, as amended. This registration obligation includes View's obligation to (i) use its best efforts to register or qualify the shares acquired herein for offer or sale under state securities or blue sky laws of such jurisdictions as Magnum shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Magnum to consummate the proposed sale, transfer or other disposition of such securities in any jursdiction; and (ii) furnish to Magnum any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Magnum may from time to time reasonably request.

    4. RELATIONSHIP OF PARTIES. It is understood by the parties that Magnum is an independent contractor with respect to View, and not an employee of View.

    5. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written relating to the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.

    6. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

    7. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    8. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    9. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland.

Party receiving services:
View Systems, Inc.

By:
    Andrew L. Jiranek
    Vice President

Party providing services:
Magnum Worldwide Investments, Ltd.

By:
    Thomas Alexion
    Executive Director

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Exhibit 4.9